Exhibit 10.8

November 13, 2008

Stephen Lloyd

[ADDRESS]

Dear Stephen

This letter will formally set forth our offer of employment with InvenSense, Inc. (the “Company”), and shall supersede all other verbal and written offers. We are pleased to offer you the position of Vice President of Engineering reporting initially to Steve Nasiri, CEO. As such, you will be responsible along with the rest of the Company’s team for the successful execution of the Company’s business plan. More specifically, you will be responsible for the following tasks and duties:

1-	Responsible for directing all of activities and timely execution for all new product development initiatives for InvenSense and subsequent product iterations.
a.	Direct supervision of all tasks associated with the IC design activities
b.	Establishing process and procedure for a successful and complete transfer of products from engineering to production
c.	Over seeing all the development activities for achieving outmost performance and outcome.

2-	More specifically, in near term, managing successful and timely qualification of following new products and their transition to production team;
a.	IME product family: 3-axis accel
b.	ITG product family: 3-axis gyro
c.	ISZ: single z-axis gyro

3-	Managing all test development activities and related hardware and software for new products and current production testers, more specifically;
a.	Qualification of high volume production testing capability for 3-axis accels
b.	Qualification of high volume production testing for 3-axis gyros
c.	Fully automated temperature characterization testers

4-	Establishing company’s short term and long term technical and product roadmap for the design and development of an integrated IMU for the consumer market.

5-	Building a strong Engineering team that can help to accelerate company’s growth, by hiring key resources.
a.	Building a team for development of embedded software for the handset market
b.	Strengthen the MEMS development team to undertake multiple projects

6-	Managing activities associated with external foundry development for CMOS and MEMS.
7-	Perform other duties that may be assigned from time to time by management.

Your base salary will be Two Hundred and Five Thousand dollars ($205,000) per annum. Upon becoming a full time employee of the company, your base salary, benefits, and any bonuses will be payable in accordance with the Company’s standard payroll and benefit policies. In addition you will be compensated based on the following schedule:

1.

You will receive Twenty Thousand dollars ($20,000) compensation based on your annual performance achievements calculated on quarterly goals performance. Payment will be made on the completion of your 1st anniversary with the Company.

Pending approval of the Board of Directors and upon your acceptance of the employment offer set forth in this letter, you will be recommended for standard employee stock option plan of Company Common Stock to be approved at our next Board of Directors’ Meeting at price per share to be then determined by the board as the current fair market value share price of the Company’s Common Stock, last price was set at $0.70 per share. The stock option Grant shall be for Three Hundred Thousand shares, (300,000). These shares shall be vested over a four-year period at the rate of 25% of the shares after completion of the first twelve months of service and 1/48th per month thereafter, and are accordance to company’s approved ESOP plan grants.

Like all of the other employees of the Company your employment by the Company will constitute an “at will” employment and can be terminated at any time upon notice by either yourself or the Company management. This offer will be contingent upon your acceptance of the company’s Employee Proprietary Information Agreement. Also, you must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (1-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

Your start date must be December 1, 2008 or sooner if mutually agreed.

This offer will expire on November 15, 2008 at 5PM.

If the foregoing correctly reflects our understanding please sign where indicated below. We are very pleased and excited about your acceptance of our offer of employment. We believe you can add a lot of value to the company and we are looking forward to our working together.

Very Truly Yours,
INVENSENSE, INC.

/s/ Steve Nasiri
Steve Nasiri, President & CEO

/s/ Stephen Lloyd
Accepted

11/15/08
Date

Start Date:	12/1/08